Exhibit 4.39
Letter of Undertaking
Date：2008-10-13

To:	KongZhong Information Technologies (Beijing) Co., Ltd (“KongZhong Beijing”)

Dear Sir/Madam:

Whereas:
1.
Pursuant to the Power of Attorney dated on March 1, 2005 and September 5, 2008 respectively and signed by shareholders of Wireless Interactive Network Technology Co. Ltd. (“Wireless Interactive”), I was authorized to exercise all voting powers of the shareholder of Wireless Interactive.

2.
Shareholders of Wireless Interactive have revoked the aforesaid Power of Attorney according to the board resolution of KongZhong Beijing which revocation became effective on October 13, 2008. To avoid confusion, documents listed below became ineffective on October 13, 2008:

a)         the Power of Attorney signed by Yang Yang on March 1, 2005;
b)         the Power of Attorney signed by Jingye Sun on September 5, 2008;
c)         the Power of Attorney signed by Li Ai on September 5, 2008.

I hereby undertake that I shall not exercise any authority of aforesaid ineffective documents henceforth, including but not limited to exercising voting powers as the shareholder of Wireless Interactive, and/or acting as the authorized representative to nominate and elect senior management officers such as directors, general manager at shareholders’ meetings of Wireless Interactive.

Yours Faithfully,

/s/ Yunfan Zhou    (Signature)
Yunfan Zhou

Consented by Shareholders of Wireless Interactive:

Yang Yang:       /s/ Yang Yang

Jingye Sun:       /s/ Jingye Sun

Li Ai:                  /s/ Li Ai